Deloitte & Touche LLP 111 S. Wacker Drive Chicago, IL 60606-4301 USA

Tel: +1 312 486 1000 Fax: +1 312 486 1486 www.deloitte.com
August 6, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of the Tenneco Inc. Form 8-K dated August 6, 2009, and have the following comments:
1.	We agree with the statements made in the second, third and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the first and fifth paragraphs.
Yours truly,
/s/ Deloitte & Touche LLP

Member of Deloitte Touche Tohmatsu